Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Lincare Holdings Inc.:

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-148907) and on Form S-8 (Nos. 333-158145, 333-145557, 333-116599, 333-98093, 333-74672, 333-78719, 333-71159 and 333-46969) of Lincare Holdings Inc. of our reports dated February 25, 2011, with respect to the consolidated balance sheets of Lincare Holdings Inc. as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2010, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2010, which reports appear in the December 31, 2010 annual report on Form 10-K of Lincare Holdings Inc.

/s/ KPMG LLP

Tampa, Florida

February 25, 2011

Certified Public Accountants